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Filed Pursuant to Rule 424(b)(3)
Registration Number 333-37900

PROSPECTUS

ADC Telecommunications, Inc.

13,800,940 Shares
Common Stock

    This prospectus covers the sale of shares of the common stock, par value $.20 per share, of ADC Telecommunications, Inc. ("ADC"). The shares covered by this prospectus consist of 13,800,940 shares of common stock. The shares will be sold from time to time by the selling shareholders named in this prospectus. ADC will not receive any of the proceeds from the sale of the shares.

    The common stock is traded on the Nasdaq National Market under the symbol "ADCT." On June 2, 2000, the last reported sale price of the common stock as reported on the Nasdaq National Market was $75.25 per share.

See the section titled "Risk Factors" beginning on page 2 to read about certain factors you should consider before buying shares of our common stock.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

    The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ADC Telecommunications, Inc.
12501 Whitewater Drive
Minnetonka, Minnesota 55343
(952) 938-8080

The date of this prospectus is June 7, 2000.

RISK FACTORS

    An investment in our common stock involves a number of risks. You should consider carefully the following risk factors, together with the other information in this prospectus, before buying any shares. You also should be aware that this prospectus contains forward-looking statements that are not related to historical results. These forward-looking statements, such as statements concerning our strategies, plans, objectives, expectations and intentions, involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following risk factors.

Demand for our products may decrease if we are unable to anticipate and adapt to rapidly changing technology.

    The communications equipment industry is characterized by rapid technological change. In our industry, we also face evolving industry standards, changing market conditions and frequent new product and service introductions and enhancements. The introduction of products using new technologies or the adoption of new industry standards can make existing products or products under development obsolete or unmarketable. In order to grow and remain competitive, we will need to adapt to these rapidly changing technologies, to enhance our existing solutions, and to introduce new solutions to address our customers' changing demands.

    In addition, new product development often requires long-term forecasting of market trends, development and implementation of new technologies and processes, and a substantial capital commitment. We have invested, and we will continue to invest, substantial resources for the development of new products. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of new solutions. In addition, these new solutions and enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance. If we fail to anticipate or respond on a cost-effective and timely basis to technological developments, changes in industry standards or customer requirements, or if we have any significant delays in product development or introduction, our business, operating results and financial condition could be affected in a material adverse way.

The market for communications equipment products and services is rapidly changing.

    In the past, our principal product offerings have been copper-based and fiber-optic-based products designed to connect and transmit information on traditional telephony networks. With the growth of multimedia applications and the development of enhanced Internet/data, video and voice services, our recent product offerings and research and development efforts have been and are focused on emerging technologies and network equipment, software and integration service offerings for communications equipment applications. The market for communications equipment, network equipment, software and integration services is rapidly changing. Our future growth is dependent in part on our ability to successfully develop and commercially introduce new products for this market.

    Our future will also depend on the growth of the communications equipment market. The growth in the market for communications equipment products and services is dependent on a number of factors. These factors include:

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  the amount of capital expenditures by network providers;

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  regulatory and legal developments;

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  changes to capital expenditure rates by network providers due to consolidation among our customers;

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  the addition of new customers to the market; and

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  end-user demand for integrated Internet/data, video, voice, and other network services.

    We cannot predict whether the market for communications equipment products and services will develop rapidly. Also, we cannot predict technological trends or new products in this market. In addition, we cannot predict whether our products and services will meet with market acceptance or be profitable. We may not be able to compete successfully, and competitive pressures may materially and adversely affect our business, operating results and financial condition.

Our industry is highly competitive.

    Competition in the communications equipment industry is intense. We believe that competition may increase substantially with the increased use of broadband networks and recent regulatory changes. Competition may also be affected by consolidation among communications equipment providers. We believe our success in competing with other manufacturers of communications equipment products and services will depend primarily on our engineering, manufacturing and marketing skills, the price, quality and reliability of our products, and our delivery and service capabilities. We also anticipate increasing pricing pressures from current and future competitors. Many of our foreign and domestic competitors have more extensive engineering, manufacturing, marketing, financial and personnel resources than we do. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. We cannot predict whether we will be able to compete successfully with our existing and new products and services or with current and future competitors.

    In addition, we believe that technological change, the increasing addition of Internet/data, video, voice, and other services to networks, continuing regulatory changes and industry consolidation or new entrants will continue to cause rapid evolution in the competitive environment. The full scope and nature of these changes is difficult to predict at this time. Increased competition could lead to price cuts, reduced gross margins and loss of market share, which may seriously harm our business, operating results and financial condition.

Our operating results fluctuate significantly.

    Our operating results vary significantly from quarter to quarter. These fluctuations are the result of a number of factors, including:

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  the volume and timing of orders from and shipments to major customers;

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  the timing of and the ability to obtain new customer contracts;

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  the timing of new product and service announcements;

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  the availability of products and services;

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  the overall level of capital expenditures by public network providers;

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  the market acceptance of new and enhanced versions of our products and services or variations in the mix of products and services we sell; and

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  the availability and cost of key components.

    We are growing through acquisition and expansion, and our recent results of operations may not be a good predictor of our results in future periods. Our expense levels are based in part on expectations of future revenues. If revenue levels in a particular period are lower than expected, our operating results will be adversely affected. In addition, our results of operations are also subject to seasonal factors. We historically have had stronger demand for our products and services in the fourth fiscal quarter, primarily as a result of our year-end incentives and customer budget cycles. We have experienced weaker demand for our products and services in the first fiscal quarter, primarily as a result of the number of holidays in late November, December and early January and a general industry slowdown during that period. We cannot predict if historical seasonal trends will continue in the future.

The regulatory environment in which we operate is changing.

    The communications equipment industry is subject to regulation in the United States and other countries. Our business is dependent upon the continued growth of the telecommunications industry in the United States and internationally. Federal and state regulatory agencies regulate most of our domestic customers. In early 1996, the U.S. Telecommunications Act of 1996 was enacted. The Telecommunications Act lifted certain restrictions on the ability of companies, including the Regional Bell Operating Companies and our other customers, to compete with one another. The Telecommunications Act also made other significant changes in the regulation of the telecommunications industry. While we believe that these changes could increase our opportunities to provide solutions for our customers' Internet/data, video and voice needs, this result is dependent on the reaction of our existing and prospective customers to these new regulatory trends. The full impact of these regulatory changes on the market for our products is difficult to predict; however, competition in our markets could intensify as a result of the changes in regulation. Changes in current or future laws or regulations in the United States or elsewhere could adversely affect our business.

Conditions in international markets could affect our operations.

    Our international sales accounted for approximately 23% of our net sales in fiscal 1999, 22% of our net sales in fiscal 1998 and 21% of our net sales in fiscal 1997. We expect international sales to increase as a percentage of net sales in the future. In addition to sales and distribution in numerous countries, we own or subcontract operations located in Argentina, Australia, Austria, Canada, China, Denmark, Finland, Ireland, Israel, Mexico, Sweden and the United Kingdom. Due to our international sales and our international manufacturing and software development operations, we are subject to the risks of conducting business internationally. These risks include:

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  local economic and market conditions;

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  political and economic instability;

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  unexpected changes in or impositions of legislative or regulatory requirements;

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  fluctuations in the exchange rate of the U.S. dollar;

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  tariffs and other barriers and restrictions;

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  longer payment cycles;

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  difficulties in enforcing intellectual property and contract rights;

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  greater difficulty in accounts receivable collection;

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  potentially adverse taxes; and

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  the burdens of complying with a variety of foreign laws and telecommunications standards.

    We are also subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships. We maintain business operations and have sales in many international markets. Economic conditions in many of these markets represent significant risks to us. We cannot predict whether our sales and business operations in these markets will be adversely affected by these conditions. Instability in foreign markets, particularly in Asia and Latin America, could have a negative impact on our results of operations. Potential turmoil in the Middle East could also negatively impact the results of operations for our subsidiary ADC Teledata Communications, Ltd., located in Herzliya, Israel. In addition to the effect of international economic instability on foreign sales, domestic sales to U.S. customers having significant foreign operations could be adversely impacted by these economic conditions. These factors may materially and adversely affect our business and operating results in the future.

We may face higher costs associated with protecting our intellectual property.

    Our future success depends in part upon our proprietary technology. Although we attempt to protect our proprietary technology through patents, copyrights and trade secrets, our future success will depend upon product development, technological expertise and distribution channels. We cannot predict whether we can protect our technology, or whether competitors can develop similar technology independently.

    As the competition in the communications equipment industry increases and the functionality of the products in this industry further overlap, we believe that companies in the communications equipment industry may become increasingly subject to infringement claims. We have received and may continue to receive from third parties, including some of our competitors, notices claiming that we are infringing third-party patents or other proprietary rights. We cannot predict that we will prevail in any litigation over third-party claims, or that we will be able to license any valid and infringed patents on commercially reasonable terms. Any of these claims, whether with or without merit, could result in costly litigation, divert our management's time, attention and resources, delay our product shipments, or require us to enter into royalty or licensing agreements. A third party may not be willing to enter into a royalty or licensing agreement on acceptable terms, if at all. If a claim of product infringement against us is successful and we fail to obtain a license or develop or license non-infringing technology, our business and operating results could be adversely affected.

We may be unable to identify or complete suitable acquisitions and investments.

    We may acquire or make investments in complementary businesses, products, services or technologies. We cannot assure you that we will be able to identify suitable acquisitions or investment candidates. Even if we identify suitable candidates, we cannot assure you that we will be able to make acquisitions or investments on commercially acceptable terms, if at all. If we acquire a company, we may have difficulty assimilating its businesses, products, services, technologies and personnel into our operations. These difficulties could disrupt our ongoing business, distract our management and workforce, increase our expenses and adversely affect our results of operations. In addition, we may incur debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of any equity securities could be dilutive to our shareowners.

Our stock price may be volatile.

    Based on the trading history of our common stock, we believe that some factors have caused and are likely to continue to cause the market price of our common stock to fluctuate substantially. These factors include:

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  announcements of new products and services by us or our competitors;

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  quarterly fluctuations in our financial results or the financial results of our competitors;

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  customer contract awards;

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  increased competition;

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  disputes concerning intellectual property rights;

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  developments in telecommunications regulations;

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  general conditions in the communications equipment industry; and

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  general economic conditions.

    In addition, communications equipment company stocks have experienced significant price and volume fluctuations that are often unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of our common stock.

We are dependent upon key personnel.

    Like all high technology companies, our success is highly dependent on the efforts and abilities of our senior management and other qualified employees. Our ability to attract, retain and motivate skilled employees and senior management personnel is critical to our continued growth. The competition for qualified employees, particularly engineers, programmers and systems analysts, has been and will likely continue to be intense. In addition, because we may acquire one or more businesses in the future, our success will depend, in part, upon our ability to retain and integrate our own operations personnel with personnel from acquired entities who are necessary to the continued success or successful integration of the acquired businesses.

We do not pay cash dividends on our common stock.

    We currently do not pay any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our operations and for general corporate purposes.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other documents with the SEC. Our SEC filings are available to the public over the internet at the SEC's website at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549, or at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    We have filed with the SEC a registration statement on Form S-3 to register the common stock to be sold in connection with this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included or incorporated in the registration statement. The full registration statement can be obtained from the SEC as indicated above. The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you in this prospectus by referring you to other documents filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically will update and supersede this prospectus. We previously have filed the following documents with the SEC and are incorporating them by reference into this prospectus:

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  our annual report on Form 10-K for the fiscal year ended October 31, 1999;

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  our quarterly report on Form 10-Q for the quarter ended January 31, 2000;

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  our current reports on Form 8-K filed on January 18, February 28, May 9 and June 1, 2000;

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  the financial information found on pages 7-12, 53-59 and Annex E of the prospectus included in Amendment No. 1 to our Registration Statement on Form S-4 (No. 333-33824), declared effective on May 22, 2000;

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  the description of our capital stock contained in any Registration Statement on Form 8-A we filed and any amendment or report filed for the purpose of updating such description; and

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  the description of our common stock purchase rights contained in any Registration Statement on Form 8-A we filed and any amendment or report filed for the purpose of updating such description.

    We are also incorporating by reference into this prospectus Item 14(a)(1) and (2), pages F-1 through F-25 and page S-1 of the Annual Report on Form 10-K for the fiscal year ended December 31, 1999 of PairGain Technologies, Inc. (File No. 0-22202).

    Additionally, we are incorporating by reference into this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sell all of the shares.

    Upon written or oral request, we will provide to each person to whom a copy of this prospectus is delivered, at no cost, a copy of any documents that are incorporated by reference into this prospectus, except for exhibits that are specifically incorporated by reference into those documents. You may request a copy of these filings by writing or telephoning us at the following address:

Investor Relations
ADC Telecommunications, Inc.
PO. Box 1101
Minneapolis, Minnesota 55440-1101
(952) 946-3630
 investor@adc.com
www.adc.com

    You should rely only on the information contained or incorporated by reference in this prospectus, any supplement to this prospectus or any other document to which we have referred you. We have not authorized any other person to provide you with different information. The selling shareholders should not make an offer of the shares in any state where the offer is not permitted. You should assume that the information in this prospectus or any supplement to this prospectus is accurate only as of any date on the front cover of this prospectus or any supplement. Our business, financial condition, results of operations and prospectus may have changed since that date.

ABOUT ADC TELECOMMUNICATIONS, INC.

    We offer a broad range of network equipment, software and integration services for broadband, multiservice networks that deliver Internet/data, video and voice communications over telephone, cable television, Internet, broadcast, wireless and enterprise networks. Our broadband, multiservice network solutions enable local access, high-speed transmission and software management of communications services from service providers to consumers and businesses over fiber-optic, copper, coaxial and wireless media.

    Telephone companies, cable television operators, Internet/data service providers, wireless service providers and other communications service providers are building the broadband infrastructure required to offer high-speed Internet access and data, video, telephony and other interactive multimedia services to residential and business customers. Broader network bandwidths are continually required for these services, and our product offerings and development efforts are focused on increasing the speed and efficiency of communications networks from the service providers' offices through the network equipment that connects to end users' residences and businesses.

    We offer network equipment, software and integration services within the following three product groups: Broadband Connectivity, Broadband Access and Transport, and Integrated Solutions.

    BROADBAND CONNECTIVITY products include broadband connection and access devices for copper, coaxial, fiber-optic, wireless and broadcast communications networks. The group also supplies fiber-optic and wireless components. These products are used globally in telephone, cable television, Internet, wireless, enterprise and broadcast communications networks. Broadband Connectivity products provide the physical contact points for connecting different communications system components and gaining access to communications system circuits for the purpose of installing, testing, monitoring, accessing, managing, reconfiguring, splitting and multiplexing such circuits within the central office and the "last mile/kilometer" portion of communications networks. Fiber-optic components include connectors, isolators, circulators, collimators, couplers, splitters, dense wavelength division multiplexing (DWDM) devices, phase masks, fiber Bragg grating devices, pump lasers and tunable lasers. Wireless components include coverage enhancement products, tower top amplifiers and RF filters. Broadband Connectivity products are sold to local and long-distance telephone companies, cable television operators, wireless service providers, new competitive service providers, broadcasters, enterprises, governments, system integrators and communications equipment manufacturers and distributors.

    BROADBAND ACCESS AND TRANSPORT products include access and transport systems that deliver broadband, multiservice communications to residences and businesses over copper, coaxial, fiber-optic and wireless networks. These products are used globally to deliver Internet/data, video and voice services to residential and business customers. Generally, these products are aimed at upgrading service providers' networks to broadband capabilities, while also introducing new service delivery functionality and cost effectiveness into the networks. Broadband Access and Transport products are sold to local and long-distance telephone companies, cable television operators, wireless service providers, new competitive service providers, broadcasters, enterprises, governments and communications equipment distributors.

    The group's transport systems operate between central offices and in the "last mile/kilometer" portion of communications networks and include Soneplex®, Cellworx®, Axity(TM), Homeworx(TM), Optiworx(TM), DV6000(TM) and BroadAccess(TM) systems. The Soneplex system delivers T1-based services over copper or fiber facilities. As the industry's first global ATM Virtual Path transport element, the Cellworx system offers bandwidth-efficient, multiservice delivery of Internet/data, video and voice services, allocates only the bandwidth needed per service type and extends communications services over fiber-optic and copper (using xDSL technologies) facilities to businesses and residences. The Axity broadband wireless system delivers high-speed Internet/data, video and voice services. The Homeworx system enables cable television operators to transport high-speed digital signals for two-way

Internet/data, video and voice services. We also provide the Optiworx family of fiber-optic transmitter and node products, along with coaxial amplifiers that cable television operators use to upgrade their networks to broader bandwidths for digital Internet/data, video, and voice services. The DV6000 system transmits a variety of signal types using a high-speed, uncompressed digital format over fiber facilities, and is used in the long haul portions of cable television, broadcast and interactive video networks, including distance learning, government and campus networks. The BroadAccess digital loop carrier system is used to deliver Internet/data and voice services.

    The group's access systems include both customer located devices (which are part of the service provider's network) and customer premise devices (which are owned by the service provider's business customer) that can work alone or in conjunction with one of our transport systems or with other vendors' transport systems. These devices include data service units (DSUs), channel service units (CSUs), T1/E1 multiplexers, T3/E3 multiplexers, integrated access devices (offering a wide variety of Internet/data, video and voice interfaces), MPEG video products and ATM access concentrators.

    INTEGRATED SOLUTIONS products and services consist of systems integration services, operations support systems (OSS) software and enhanced services/intelligent network software that positions service providers to deliver broadband, multiservice communications over wireline and wireless networks. Systems integration services are used to design, equip and build communications networks and OSS applications that deliver Internet/data, video and voice services to residences and businesses. OSS software includes the Saville Systems® line of communications billing and customer care software and the Metrica® line of network performance and service level assurance software. Enhanced services/ intelligent network software includes the NewNet® line of Signaling System 7 (SS7), intelligent network, wireless messaging and provisioning, Communications Assistance to Law Enforcement Act (CALEA) and Internet applications software. Integrated Solutions products and services are sold to local and long-distance telephone companies, cable television operators, wireless service providers, new competitive service providers and communications equipment manufacturers.

    ADC was incorporated under the laws of the State of Minnesota in 1953. Our principal offices are located at 12501 Whitewater Drive, Minnetonka, Minnesota 55343, and our telephone number at that location is (952) 938-8080. For further information concerning ADC, see the section titled "Where You Can Find More Information."

SELLING SHAREHOLDERS

    We have agreed to register the resale of 13,800,940 shares of our common stock. The following table lists the selling shareholders and the number of shares each selling shareholder beneficially owns and may sell pursuant to this prospectus.

Name of Selling Shareholder	Number of Shares Beneficially Owned	Maximum Number of Shares to be Sold Pursuant to this Prospectus(1)
KB (CI) nominees Ltd.	197,797	197,797
KB (CI) nominees Ltd.	529,398	529,398
Telia Business Innovation AB	372,920	372,920
Frank Bonsal	18,646	18,646
Kennet I LP	584,242	584,242
Broadview SLP	160,355	160,355
Carl Palmstierna	219,277	219,277
Emerging Technology Ltd	733,435	733,435
Peter Törnquist	219,277	219,277
Björn Algkvist	365,959	365,959
Erik Syring	19,677	19,677
Investment AB Bure, c/o InnKap	448,213	448,213
AB Chalmersinvest, c/o InnKap	56,149	56,149
Volvo Technology Transfer AB, c/o InnKap	167,950	167,950
SE Bankens Utvecklingsstiftelse, c/o InnKap	167,950	167,950
Teknikbrostiftelsen i Linköping, c/o InnKap	335,914	335,914
Teknikbrostiftelsen i Lund, c/o InnKap	224,112	224,112
Allmänna Pensionsstiftelsen, 6:e Fondstyr., c/o InnKap	560,027	560,027
Swedestart II KB	1,960,319	1,960,319
Lennart Ramberg	1,036,905	1,036,905
Björn Broberg	964,807	964,807
Robert Plastow	964,807	964,807
Stefan Lindgren	964,807	964,807
Stefan Nilsson	964,807	964,807
Tim Greaves	72,097	72,097
Björn Stålnacke	100,067	100,067
Jerk Tonneman	124,306	124,306
Markus Renlund	118,713	118,713
Pierre-Jean Rigole	117,780	117,780
Lars Andersson	71,165	71,165
Dave Hardwick	59,667	59,667
Christofer Silfvenius	47,485	47,485
Gunnar Bergstedt	34,805	34,805
John Dexheimer	34,805	34,805
Eilert Berglind	23,618	23,618
Jonas Bratt	24,861	24,861
Lena Bäckborn	11,187	11,187
Olle Kjebon	23,618	23,618
Rickard Schatz	23,618	23,618
Sebastian Lourdudoss	24,861	24,861
Tiina Klinga	23,618	23,618
Rune Löderup	74,584	74,584

Ian Jenks	39,778	39,778
Anders Eriksson	18,646	18,646
Jens Buus	12,430	12,430
Morgan Stanley Dean Witter Equity Funding, Inc.	465,020	465,020
Lagerlof & Leman	16,461	16,461

Total of Shareholders		13,800,940

(1)
Assumes the sale of all shares offered by this prospectus.

PLAN OF DISTRIBUTION

    The selling shareholders may sell the shares of common stock on the Nasdaq National Market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. When used in this prospectus, "selling shareholders" includes donees and pledgees selling shares received from the named selling shareholders after the date of this prospectus. We will pay the expenses associated with registering the selling shareholders' shares. The selling shareholders will pay any brokerage commissions and similar expenses attributable to the sale of the shares.

    The common stock may be sold in:

  •
  block trades, where a broker or dealer will try to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  transactions where a broker or dealer acts as principal and resells the common stock for its account pursuant to this prospectus;

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  exchange distributions in accordance with the rules of such exchange; or

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  ordinary brokerage transactions and transactions in which the broker solicits purchases.

    The common stock may also be sold through short sales of shares, put or call option transactions, loans or pledges of the shares, hedging or similar transactions, or a combination of such methods. The selling shareholders may or may not involve brokers or dealers in any of these transactions. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to sale. Offers and sales may also be made directly by the selling shareholders, or other bona fide owner of the common stock, so long as an applicable exemption from state broker-dealer registration requirements is available in the jurisdiction of sale. The selling shareholders, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales, and any discounts and commissions received by them and any profit realized by them on the resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

    All or any portion of the shares of common stock covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

    Prior to selling any of the common stock, other than pursuant to an offering registered under the Securities Act, the selling shareholders have agreed to give us written notice setting forth the date of the proposed sale. Upon notification to us by a selling shareholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating brokers or dealers, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

    There is no assurance that the selling shareholders will offer for sale or sell any or all of the shares of common stock covered by this prospectus.

EXPERTS

    The financial statements and schedules of ADC Telecommunications, Inc. incorporated by reference into this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to certain subsidiaries (whose financial statements are not presented separately) its opinion is based on the reports of other independent public accountants, namely PricewaterhouseCoopers and Ernst & Young. The financial statements and supporting schedules referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.

    The financial statements of Altitun AB incorporated by reference into this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of PairGain Technologies, Inc. for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

    The validity of the shares offered in this prospectus has been passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota 55402.

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RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
ABOUT ADC TELECOMMUNICATIONS, INC.
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS